EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-88442, 33-99196, 33-94974, 333-65799, 333-36159, 333-82418, and 333-82416) and on Form S-3 (File Nos. 333-90017, 333-76614, 333-92174 and 333-102334) of Data Systems & Software Inc. of our report dated March 29, 2006 on Comverge, Inc., with respect to the consolidated balance sheets of Comverge, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders' deficit and cash flows of Comverge, Inc. and Subsidiaries for the years then ended, which report appears in Data Systems & Software Inc.'s annual report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
April 5, 2006